AGREEMENT

This Agreement (including the exhibits hereto, this "Agreement") is entered into as of August 6, 2025 by and among Saba Capital Management, L.P. and Saba Capital Master Fund, Ltd. (together with Saba Capital Management, L.P., "Saba"), Mary Joan Hoene and William Donovan. Saba, Ms. Hoene and Mr. Donovan are referred to herein collectively as the "Parties," and each individually as a "Party".

WHEREAS, Ms. Hoene and Mr. Donovan are members of the Board of Directors (the "Board") of ASA Gold and Precious Metals Limited (the "Company");

WHEREAS, Saba initiated litigation on January 31, 2024 in the U.S. District Court for the Southern District of New York against the Company, Ms. Hoene, Mr. Donovan and certain other defendants, captioned Saba Capital Master Fund, Ltd. v. ASA Gold and Precious Metals Ltd., No. 24-CV-690 (the "Rights Litigation"), which resulted in a judgment being entered on March 28, 2025 (the "Rights Litigation Judgment") that the Company's shareholder rights plan adopted on December 20, 2024 must be rescinded as it violated a requirement under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, on March 31, 2025, the Company, Ms. Hoene, Mr. Donovan, and the other defendants in the Rights Litigation initiated an appeal from the Rights Litigation Judgment in the

U.S. Court of Appeals for the Second Circuit captioned Saba Capital Master Fund, Ltd. v. ASA Gold and Precious Metals, Ltd., No. 25-754 (the "Second Circuit Appeal");

WHEREAS, on April 18, 2025, Saba initiated a second litigation in the U.S. District Court for the Southern District of New York against the Company, Ms. Hoene and Mr. Donovan, captioned Saba Capital Master Fund, Ltd. v. ASA Gold and Precious Metals, Ltd., No. 25-cv- 03265 (the "SDNY Litigation");

WHEREAS, Paul Kazarian initiated litigation on April 30, 2025 in the Supreme Court of Bermuda captioned In the Matter of ASA Gold and Precious Metals Ltd., No. 2025-102 (the "Bermuda Litigation") naming the Company, Ms. Hoene and Mr. Donovan as Respondents;

WHEREAS, the Company has incurred and will continue to incur significant extraordinary expenses in connection with the Second Circuit Appeal, SDNY Litigation and Bermuda Litigation (together, the "Litigations") and the related disagreements by and among the members of the Board and the Parties;

WHEREAS, the Parties believe it is in the best interests of the Company, its shareholders and each of the Parties to resolve the Litigations and the related disagreements concerning the Company by and among the members of the Board and among the Parties; and

WHEREAS, each of Ms. Hoene and Mr. Donovan submitted to the Company binding and irrevocably resignations from the Board, which resignations were accepted by the Board at the August 6, 2025 Board meeting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Mutual Releases.

(a) To the fullest extent permitted by applicable law, including without limitation, Section 17 of the 1940 Act, Saba, including any and all of its respective successors-in- interest, successors, predecessors-in-interest, predecessors, representatives, owners, managers, officers, directors, stockholders, related entities, trustees, executors, administrators, estates, heirs, transferees, and assigns, immediate and remote, and any person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective successors-in- interest, successors, predecessors-in-interest, predecessors, transferees, and assigns in their respective capacities as such only (collectively, the "Saba Releasors") hereby fully, finally and forever release and discharge each of Ms. Hoene and Mr. Donovan from any and all claims, demands, causes of action, suits, debts, damages, judgments and liabilities of any kind and nature, whether known or unknown, suspected or unsuspected, that any of the Saba Releasors has had, now has, or may have against Ms. Hoene and Mr. Donovan, arising out of or relating in any way to actions taken at any point in time to the present by Ms. Hoene and Mr. Donovan as directors of the Company, including without limitation all matters alleged in the Litigations.

(b) To the fullest extent permitted by applicable law, including without limitation, Section 17 of the 1940 Act, each of Ms. Hoene and Mr. Donovan, including any and all of their respective successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, trustees, executors, administrators, estates, heirs, transferees, and assigns, immediate and remote, and any person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective successors-in-interest, successors, predecessors- in-interest, predecessors, transferees, and assigns in their respective capacities as such only (collectively, the "Hoene/Donovan Releasors") hereby fully, finally and forever release and discharge Saba and all of its respective affiliates (for the purposes of this Agreement, as defined in Rule 12b-2 of the Securities Exchange Act ("Affiliates"), and all of its principals, directors, trustees, members, general partners, officers, agents, advisors and employees including, for the avoidance of doubt and without limitation, Mr. Paul Kazarian and Mr. Ketu Desai (collectively, the "Saba Releasees"), from any and all claims, demands, causes of action, suits, debts, damages, judgments and liabilities of any kind and nature, whether known or unknown, suspected or unsuspected, that any of the Saba Releasors has had, now has, or may have against the Saba Releasees arising out of or relating in any way to the Company.

Section 2. Standstill Agreement of Ms. Hoene and Mr. Donovan.

From the date hereof until December 31, 2026 (such period, the "Standstill Period"), each of Ms. Hoene and Mr. Donovan covenant and agree that he and she will not, and will cause his or her current and future Affiliates and each of their respective representatives not to, directly or indirectly alone or in concert with others (including by directing, requesting or suggesting that the any other person take any actions set forth below), unless specifically contemplated otherwise by this Agreement or specifically permitted in writing in advance by Saba, take any of the actions with respect to the Company as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist or encourage any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to or take action or make any statement (whether public or private) with the intent of affecting in any manner or that could reasonably be expected to affect in any manner the Company, including but not limited to, the management, business, policies, corporate structure, governance, Board composition or structure, capitalization, dividend policy or distribution policy or operations of the Company, including, for the avoidance of doubt and without limitation, by seeking, alone or in concert with others, (i) the election or appointment to, or representation on, the Board, including by nominating or proposing the nomination of, or recommending the nomination of, or soliciting proxies or consents, advising, encouraging or assisting any person with respect to the giving or withholding of proxies or consents with respect to the election of, any candidate to the Board, or (ii) the removal or resignation of any director from the Board;

(b) institute, solicit, assist in or join any litigation, arbitration or other proceeding against or involving Saba or its affiliates; provided, however, that for the avoidance of doubt the foregoing shall not prevent Ms. Hoene or Mr. Donovan from (i) instituting litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Saba, or (iii) responding to or complying with a validly issued legal process, including but not limited to, any inquiry from a regulatory body or agency or court with jurisdiction over the Company;

(c) publicly or privately disclose any intention, plan or arrangement or make any statement inconsistent with the foregoing;

(d) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist or encourage or seek to persuade others to take any action with respect to any of the foregoing; or

publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by the Company or Saba, request that the Company, the Board or Saba, or any of their respective representatives amend or waive any provision of this Section 2 (including this Section 2.2(e)).

Nothing herein shall be deemed to prohibit Ms. Hoene and Mr. Donovan from

(i) communicating privately with Saba or the directors, officers and advisors of the Company so long as such private communications are not intended to and would not be reasonably determined to trigger public disclosure obligations for any Party; or (ii) submitting proxies on Company shares that they hold personally regarding Board elections or any other matter on which shareholders are asked to act or vote.

Section 3. Mutual Non-Disparagement.

3.1 From the date hereof until the expiration of the Standstill Period, Saba shall not make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to any legal or regulatory authority or through the press, media, social media, analysts or other persons, that contains Ms. Hoene and/or Mr. Donovan's name and constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation, character, honesty, integrity, morality, business acumen or abilities of Ms. Hoene or Mr. Donovan, relating in any way directly or indirectly to their actions or conduct as directors of the Company.

3.2 From the date hereof until the expiration of the Standstill Period, Ms. Hoene and Mr. Donovan and each of their Affiliates and each of their respective principals, directors, trustees, members, general partners, officers, agents, advisors and employees shall not make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to any legal or regulatory authority or through the press, media, social media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation, character, honesty, integrity, morality, business acumen or abilities of Saba, its Affiliates, and all of its principals, directors, trustees, members, general partners, officers, agents, advisors and employees, including, for the avoidance of doubt and without limitation, Mr. Paul Kazarian and Mr. Ketu Desai or any other director or director candidate that may be nominated or recommended by Saba.

Section 4. Miscellaneous.

4.1 Specific Performance. Each Party hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court situated in New York County, New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive and will be in addition to all rights and remedies available to any Party at law or in equity.

4.2 Jurisdiction; Venue; Governing Law; Waiver of Jury Trial. The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the state or federal courts situated in New York County, New York (and the appellate courts thereof) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts situated in New York County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Each of the Parties waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

4.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties concerning the subject matter hereof, and integrates the whole of all of their agreements and understandings concerning the same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

4.4 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

4.5 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties and those categories of persons specifically enumerated herein, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment or delegation will be null and void.

4.6 Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

4.7 Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied, not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

4.8 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

4.9 Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Mary Joan Hoene

Saba Capital Management, L.P.

Name: Michael D' Angelo
Title: General Counsel

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Mary Joan Hoene

William Donovan

Name: Nitin Sparu Title: Chief Financial Officer